Exhibit 99.1

LUMBER LIQUIDATORS ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2007 FINANCIAL RESULTS AND PROVIDES OUTLOOK FOR 2008

~ Fourth Quarter Comparable Store Sales Increased 8.6% ~

~ Fourth Quarter EPS Increased 71.4% to $0.12 ~

~ Full Year 2008 Revenue Expected to Increase 17% to 21% ~

~ Full Year 2008 EPS Expected to be $0.70 to $0.78 Per Share ~

TOANO, Va., March 12, 2008 – Lumber Liquidators, Inc., (NYSE: LL) the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter Results

Net sales increased $20.7 million, or 24.4%, to $105.5 million in the fourth quarter of 2007 from $84.8 million in the fourth quarter of 2006. Comparable store sales increased 8.6% for the quarter on top of an increase of 12.2% for the prior year period. Non-comparable store sales increased $13.4 million, and represented 64.8% of the total increase in the Company’s net sales. The Company opened five stores in the fourth quarter, achieving its plan of 25 new store openings in 2007.

Gross margin increased to 33.9% in the fourth quarter of 2007 compared to 31.7% in the same period of 2006. The increase primarily resulted from the introduction of higher-margin product lines in 2007 and a significant reduction in promotional discounts from levels in the fourth quarter of 2006.

Selling, general and administrative (SG&A) expenses were $30.8 million, or 29.2% of net sales, for the fourth quarter of 2007 compared to $24.1 million, or 28.4% of net sales, for the fourth quarter of 2006. The increase in SG&A expenses as a percentage of net sales primarily reflects higher labor and occupancy costs due to growth in the store base, the now substantially complete investment in store support infrastructure, and an increase in expenses related to operating as a public company, partially offset by the Company’s leveraging of advertising expense.

SG&A expenses in the fourth quarter of 2007 also included $2.0 million, or 1.9% of net sales, of stock-based compensation expense, an increase of $1.3 million from the fourth quarter of 2006, principally due to $1.2 million of expense related to the acceleration in the vesting of certain stock options and the recognition of certain stock units in connection with the Company’s IPO.

Net income was $3.1 million, or $0.12 per diluted share, in the fourth quarter of 2007 compared to $1.6 million, or $0.07 per diluted share, in the fourth quarter of the prior year. The Company’s effective tax rate for the fourth quarter of 2007 was 39.5% compared with the 38.8% for the fourth quarter of 2006.

Jeffrey W. Griffiths, President and Chief Executive Officer, commented, “We are very pleased with the strong results we achieved in our first quarter as a public company. We generated robust sales growth from new and existing stores, as customers responded positively to our unique and appealing value proposition of price, selection, quality and availability. Due in large part to our improved, higher-margin merchandise assortment, we significantly expanded our gross margin. In addition, the investments we have made in our infrastructure to support our continuing growth are substantially complete and we are already seeing the benefits. Excluding the stock-based compensation expense, we reduced SG&A as a percentage of net sales for the quarter. Overall, we ended the year with strong positive momentum as we continue to maximize the recent operational enhancements we have made to our business.”

Full Year Results

Net sales increased $73.2 million, or 22.1%, to $405.3 million in 2007 from $332.1 million in 2006. Comparable store sales increased 8.6% for the full year on top of an increase of 17.3% for the prior year. Non-comparable store sales increased $44.7 million, and represented 61.0% of the total increase in the Company’s net sales. The Company opened 25 stores during the year and operated 116 stores in 43 states at December 31, 2007.

Gross margin increased to 33.3% in 2007 compared to 33.2% in the prior year as the Company benefited from the introduction of higher-margin product lines, partially offset by higher transportation costs and increased tariffs on certain imported products.

SG&A expenses in 2007 were $116.3 million, or 28.7% of net sales, compared to SG&A expenses in 2006 of $88.7 million, or 26.7% of net sales. Increases in SG&A expenses primarily reflect higher labor and occupancy costs due to the growth in the store base, as well as the now substantially complete investment in store support infrastructure and an increase in expenses related to operating as a public company (both of which were the principal drivers in the increase in such expenses as a percentage of net sales). These increases were partially offset by the Company’s increased ability to leverage its national advertising expense over its store base.

SG&A expenses in 2007 also included total stock-based compensation expense of $6.2 million, or 1.5% of net sales, an increase of $4.8 million from 2006 primarily related to a $2.2 million increase related to the Variable Plan (as described in greater detail below) and the aforementioned $1.2 million related to the acceleration in the vesting of certain stock options and recognition of certain stock units.

Net income in 2007 was $11.3 million, or $0.48 per diluted share, compared with net income in 2006 of $12.9 million, or $0.56 per diluted share. The Company’s effective tax rate for 2007 was 38.8% which was unchanged from the effective tax rate for 2006.

Initial Public Offering

On November 9, 2007, the Company completed its initial public offering of 3,800,000 shares of common stock at a price of $11.00 per share, receiving approximately $36.2 million of net proceeds, of which $6.6 million was immediately used to repay outstanding debt. Our Founder and Chairman, Tom Sullivan, and funds managed by TA Associates, a private equity and buyout firm, offered 6,200,000 shares in the offering. In conjunction with the offering, TA Associates converted all Series A Convertible Preferred Stock into 7,952,018 shares of common stock on a one-for-one basis.

Variable Plan

The Company is party to a stock-based agreement between Tom Sullivan, the Company’s Chairman and Founder, and his brother, Kevin Sullivan, a regional manager. The Company accounts for this agreement in accordance with the provisions of SFAS 123(R). Kevin’s right to acquire certain shares of the Company from Tom (which were previously placed in escrow by Tom) was exercised on February 1, 2008. The number of shares to which Kevin should be entitled under the plan has been calculated, but Kevin has challenged that calculation. The Company recorded total stock-based compensation expense related to the variable plan of $3.2 million in 2007, which includes the Company’s best estimate of the value of the shares that may be delivered to Kevin in excess of the amount previously calculated under the agreement. As the ultimate value of the shares to be delivered to Kevin is not certain, the Company may be required to incur additional stock-based compensation expense relating to this agreement in 2008. This matter is discussed in greater detail in the Company’s Annual Report on Form 10-K filed today.

Company Outlook

Based upon current plans and trends, the Company expects to achieve net sales in 2008 in the range of $475 million to $490 million, with comparable store sales expected to increase in the mid-single digit range. The Company anticipates earnings per diluted share in 2008 will range from $0.70 to $0.78. Actual results may vary significantly from current expectations.

The Company plans to open approximately 30 to 40 stores in 2008. To date in 2008, the Company has opened eight stores comprised of one each in Colorado, Illinois, Missouri, New Hampshire, Ohio, Pennsylvania, South Carolina and Texas.

Mr. Griffiths concluded, “We gained traction in our business in the second half of 2007 as we benefited from our increased in-stock positions and expanded merchandise assortment, as well as our improved inventory planning and management systems. We anticipate that our stronger product offering and more disciplined approach to our business operations will give us opportunities to drive sustained operating margin expansion. In addition, we expect to begin leveraging our enhanced infrastructure as we further expand our store base. While we are mindful of the broader macroeconomic environment, we expect that the efficiencies we have created in our business will enable us to drive additional improvement in our performance and continued strong growth. We are well positioned to continue expanding our market share and maintain our position as the leading specialty retailer of hardwood flooring.”

Conference Call and Webcast Information

The Company will host a conference call and audio webcast today, March 12, 2008, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (800) 762-8795 or (480) 629-1990. A replay will be available approximately one hour after the call through April 13, 2008 and may be accessed by dialing (800) 406-7325 or (303) 590-3030. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators, Inc.

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With 124 stores and 150 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s most recent periodic filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators, Inc.	Financial Dynamics
Daniel Terrell	Leigh Parrish/Caren Barbara
Chief Financial Officer	Tel: 212.850.5600
Tel: 757.259.4280

(Tables Follow)

Lumber Liquidators, Inc.

Statements of Income

(in thousands, except share data and per share amounts)

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(unaudited)	(unaudited)
Net Sales	$105,510	$84,841	$405,307	$332,060
Cost of Sales	69,789	57,976	270,193	221,931

Gross Profit	35,721	26,865	135,114	110,129

Selling, General and Administrative Expenses	30,817	24,105	116,308	88,716

Operating Income	4,904	2,760	18,806	21,413

Interest Expense	114	174	722	722
Other (Income) Expense	(246)	(65)	(413)	(368)

Income Before Income Taxes	5,036	2,651	18,497	21,059

Provision for Income Taxes	1,987	1,028	7,171	8,161

Net Income	$3,049	$1,623	$11,326	$12,898

Net Income per Common Share – Basic	$0.14	$0.11	$0.68	$0.86

Net Income per Common Share – Diluted	$0.12	$0.07	$0.48	$0.56

Weighted Average Common Shares Outstanding:
Basic	21,586,396	15,000,100	16,646,674	15,000,100
Diluted	25,250,600	22,952,118	23,634,995	22,989,403

Lumber Liquidators, Inc.

Balance Sheets

(in thousands, except share data)

	December 31, 2007	December 31, 2006
Assets
Current Assets:
Cash and Cash Equivalents	$33,168	$3,965
Merchandise Inventories	72,024	51,758
Prepaid Expenses	4,011	3,638
Other Current Assets	3,862	3,359

Total Current Assets	113,065	62,720

Property and Equipment, net	11,580	9,332
Deferred Income Taxes	1,220	3,737
Other Assets	2,559	2,231

Total Assets	$128,424	$78,020

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts Payable	$15,654	$16,296
Customer Deposits and Store Credits	9,609	6,804
Accrued Compensation	3,157	1,566
Other Current Liabilities	7,694	5,292
Current Portions of Long-Term Debt and Capital Lease Obligations	122	3,065

Total Current Liabilities	36,236	33,023
Stock Compensation Liability	—	9,132
Long-Term Debt and Capital Lease Obligations	—	6,538

Redeemable Preferred Stock	—	34,795

Stockholders’ Equity (Deficit):
Common Stock ($0.001 par value and no par value, respectively; 35,000,000 authorized; 26,752,118 and 15,000,100 issued and outstanding, respectively)	27	—
Additional Capital	87,553	1,250
Retained Earnings (Deficit)	4,608	(6,718)

Total Stockholders’ Equity (Deficit)	92,188	(5,468)

Total Liabilities and Stockholders’ Equity (Deficit)	$128,424	$78,020